Exhibit 99.1
KEYCORP
401(k) SAVINGS PLAN
FINANCIAL STATEMENTS
WITH
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
December 31, 2006

KeyCorp
401(k) Savings Plan
INDEX

Page
Report of Independent Registered Public Accounting Firm

Financial Statements:

Statement of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-14

Supplemental Schedules:

Schedule of Assets Held for Investment Purposes at End of Year	15

Reportable Transactions	16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Compensation and Organization Committee of the Board of Directors
KeyCorp
We have audited the accompanying Statement of Net Assets Available for Benefits of the KEYCORP 401(k) SAVINGS PLAN and the related Statement of Changes in Net Assets Available for Benefits for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
During 2006, the Plan adopted FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Keycorp 401(k) Savings Plan as of December 31, 2006 and 2005, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) as of December 31, 2006 and reportable transactions for the year then ended, are presented for the purposes of additional analysis and are not a required part of the financial statements but are supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan’s management. The supplemental information has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.
MEADEN & MOORE, LTD.
Certified Public Accountants
June 15, 2007
Cleveland, Ohio

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
KeyCorp
401(k) Savings Plan

	December 31
	2006	2005
ASSETS
Investments:
Key Corp common stock (cost $405,850,870 and $444,273,148 at 2006 and 2005, respectively)	$930,015,283	$882,096,206
Interest in mutual funds and collective trusts at fair value	1,179,873,691	996,384,306
Loans to participants	39,945,169	41,248,560

Total Investments	2,149,834,143	1,919,729,072

Receivables:
Receivable — Employer contributions	1,562,232	1,488,893
Receivable — Employee contributions	2,255,899	2,040,347
Receivable — Interest and dividends	93,892	40,268
Securities sold, not settled	745,531	1,796,558

Total Receivables	4,657,554	5,366,066

Cash	16,887	—

Total Assets	2,154,508,584	1,925,095,138

LIABILITIES
Securities purchased, not settled	2,094,167	1,535,916

Net Assets Available for Benefits at Fair Value	2,152,414,417	1,923,559,222

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	1,533,524	1,180,552

Net Assets Available for Benefits	$2,153,947,941	$1,924,739,774

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
KeyCorp
401(k) Savings Plan

	Year Ended December 31
	2006	2005
Additions to Net Assets Attributed to:
Contributions:
Employer	$56,553,250	$52,962,617
Participants	82,321,054	74,770,354
Rollovers	6,536,083	4,327,546

	145,410,387	132,060,517

Common stock dividends	34,587,564	35,657,156
Net investment income from mutual funds and collective trusts	67,585,928	27,557,940
Net realized gain and unrealized appreciation	192,441,334	19,851,632
Interest on participant loans	2,470,880	2,164,165

Total Additions	442,496,093	217,291,410

Deductions from Net Assets Attributed to:
Participant withdrawals	212,681,285	196,508,915
Administrative and other expenses	606,641	491,066

Total Deductions	213,287,926	196,999,981

Net Increase	229,208,167	20,291,429

Plan Merger (note 1)	—	2,729,292

Net Assets Available for Benefits:
Beginning of Year	1,924,739,774	1,901,719,053

End of Year	$2,153,947,941	$1,924,739,774

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan
The following description of The KeyCorp 401(k) Savings Plan (Plan) provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

General:

The Plan is comprised of a profit sharing plan with a cash or deferred arrangement, as authorized under Section 401(k) of the Internal Revenue Code of 1986, as amended (Code) and an employee stock ownership plan (ESOP), as authorized under the provisions of Section 4975(e)(7) of the Code.

The portion of the Plan that is attributable to participant contributions invested in the Plan’s various investment funds (other than the Plan’s KeyCorp Common Stock Fund) constitutes a profit sharing plan. The portion of the Plan that is attributable to participant contributions, employer contributions, profit sharing contributions, after-tax contributions and rollover contributions invested primarily in KeyCorp common shares constitutes an ESOP. The Plan is intended to be qualified under Section 401(a) of the Code and the provisions of Titles I, II and III of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Dividends paid on those KeyCorp common shares maintained in the ESOP, at the participant’s election, automatically may be reinvested in the Plan’s Common Stock Fund or paid directly to the participant. In 2006 and 2005, $7,112,872 and $7,527,869, respectively, of dividends were paid directly to Participants in connection with this election and are reflected in the Statement of Changes in Net Assets Available for Benefits as participant withdrawals.

Eligibility:

All regular full-time and part-time employees of KeyCorp and its participating subsidiaries (Employer) are eligible to participate in the Plan as of their first day of employment with an Employer for purposes of making pre-tax contributions, Plan transfer contributions and rollover contributions. Employees are eligible to participate in receiving employer contributions and profit sharing contributions in accordance with the following eligibility requirements: for employees whose employment commencement date is earlier than July 1, 2006, participation is immediate; for employees whose employment commencement date is July 1, 2006 or after, participants can receive these contributions after completing one year of service. Seasonal and on-call employees are required to complete 1,000 hours of service prior to becoming eligible to participate in the Plan.

Contributions:

Contributions are subject to limitations on annual additions and other limitations imposed by the Internal Revenue Code as defined in the Plan agreement.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan, Continued
Employee 401(k) Deferral:

In years in which the safe harbor provisions of Section 401(k)(12) of the Code are not utilized, employees who have met the eligibility requirements and have elected to participate may contribute from 1% to 16% of their compensation on a pretax basis to the Plan and highly compensated employees (as that term is defined in accordance with Section 414(n) of the Code) may contribute from 1% to 6% of their compensation to the Plan. For the 2006 and 2005 Plan year, the Plan utilized the safe harbor provisions of Section 401(k)(12) of the Code, which permits the Plan to automatically satisfy certain nondiscrimination requirements of the Code without undergoing the necessity of discrimination testing. In years in which the safe harbor provisions of Section 401(k)(12) of the Code are utilized, employees may contribute up to 25% (2006) and 16% (2005) of their compensation to the Plan.

Employer Matching Contributions:

After satisfying the eligibility requirements, the Company matches up to the first 6% of the participant’s contributions to the Plan. The matching contributions are invested in the KeyCorp Common Stock Fund. Effective January 1, 2005, participants may diversify one-third of those matching contributions and profit sharing contributions allocated to the participant’s December 31, 2004 account as of each January 1st for the next three (3) succeeding January 1st commencing January 1, 2005.

In addition, for Plan years beginning on and after January 1, 2005, matching contributions and profit sharing contributions that are allocated to the participant’s plan account and invested in the Corporation Stock Fund and that are held in that account for a period of three (3) full calendar years following their allocation to that participant’s plan account may be diversified at the election of the participant. Effective January 1, 2007, participants may diversify 100% of those matching contributions and profit sharing contributions that are allocated to the participant’s plan account after he or she has completed 3 years of service or after age 55.

Employer Discretionary Contributions:

The Company may also make additional contributions as approved by the Board of Directors.

Rollover Contributions:

Rollover contributions from other plans are also accepted, providing certain specified conditions are met.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan, Continued
Participants’ Accounts:

Each participant’s account is credited with the participant’s elective contributions, employer contributions, earnings and losses thereon.

Vesting:
All participants are 100% vested in elective deferrals and rollover contributions made to the Plan. Participants are 100% vested in company matching contributions and company discretionary contributions after three years of service in years in which the Safe Harbor provisions of Section 401(k)(12) of the Code are not utilized.

Forfeitures:

Under the terms of the Plan, forfeited nonvested participant amounts may be used to pay Plan administrative expenses and to offset Employer contributions to the Plan. At December 31, 2006 and 2005, the Plan’s investments included $692,078 and $1,286,582 of Plan forfeitures. Plan forfeitures of $1,255,400 and $1,572,756, during 2006 and 2005, were used to offset Employer contributions to the Plan.

Participants’ Loans:

Loans are permitted under certain circumstances and are subject to limitations. Participants may borrow from their fund accounts up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loans are repaid over a period not to exceed 5 years with exceptions for the purchase of a primary residence.

The loans are secured by the balance in the participant’s account. The interest rate is currently established by the terms of the Loan Policy as prime plus 1.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan, Continued
Payment of Benefits:

Distribution of participant contributions and matching contributions are subject to the distribution limitations outlined in Section 401(k) of the Code (i.e. attainment of age 59 1/2, severance from employment, retirement, death, or disability (subject to special grandfathered distribution provisions). Upon termination, participants may receive a distribution of their vested plan balance in cash, or may elect to have their interest in the KeyCorp Common Stock Fund distributed to them in common shares of KeyCorp. Participants may leave their balance in the Plan if their balance is greater than $1,000. Upon retirement, participants may elect to receive their Plan distribution as a lump sum payment or as a monthly installment payment.

Hardship Withdrawals:

Hardship withdrawals are permitted in accordance with Internal Revenue Service guidelines.

Investment Options:

Upon enrollment in the Plan, a participant may direct his or her employee contributions in any of the investment options offered by the Plan.

Plan Merger:

Effective May 12, 2005, the EverTrust Financial Group, Inc. 401(k) Profit Sharing Plan and Trust (EverTrust Plan) was merged into the Plan and net assets of $2,729,292 were transferred to the Plan. EverTrust Financial Group, Inc. was acquired by KeyCorp on October 15, 2004. In conjunction with such acquisition, KeyCorp acquired the EverTrust Plan and became Plan Sponsor.

2	Summary of Significant Accounting Policies

Basis of Accounting:

The Plan’s transactions are reported on the accrual basis of accounting.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
2	Summary of Significant Accounting Policies, Continued

Investment Valuation:

Investments are stated at aggregate fair value, which is determined based on the closing price reported on the last business day of the Plan year as follows:

Key Corp Common Stock

Closing market price as quoted on the New York Stock Exchange as of December 29, 2006 and December 30, 2005.

Mutual Funds

Closing price as quoted per the Interactive Data Corporation (IDC) as of December 29, 2006 and December 30, 2005.

Collective Trust Funds

Market values of units held in collective trust funds are determined daily by the trustee of the funds based on reported redemption values received from IDC.

Loans

In the opinion of the Plan administrator, the outstanding balance approximates fair value.

Fully Benefit-Responsive Investment Contracts

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

The fair value is based on various valuation approaches dependent on the underlying investments of the contract.

The effect of adopting the FSP had no impact on net assets, which have historically been presented at contract value.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
2	Summary of Significant Accounting Policies, Continued

Investment Valuation, Continued:

The change in the difference between fair value (contract value for fully benefit-responsive investment contracts) and the cost of investments is reflected in the Statements of Changes in Net Assets Available for Benefits as a component of either (1) net realized gain and unrealized appreciation, or (2) net realized loss and unrealized depreciation.

Investment Transactions:

Purchases and sales of securities are reflected on a trade-date basis. Gains or losses on sale of KeyCorp Common Stock are based on the specific cost of investments sold. Gains or losses on sales of mutual funds and collective trust funds are based on the average cost per share or per unit at the time of the sale. In the case of KeyCorp Common Stock, brokerage commissions are added to the cost of shares purchased and subtracted from the proceeds of shares sold. No direct brokerage commissions are incurred by the Plan on purchases and sales of shares or units in mutual funds and collective trust funds.

Investment Income:

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on the accrual basis.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Administrative Fees:

Substantially all administrative fees are paid by the Plan.

Plan Termination:

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
2	Summary of Significant Accounting Policies, Continued

Risks and Uncertainties:

The Plan invests in various investments, including KeyCorp common stock, interests in mutual funds and collective trusts (including fully benefit-responsive investment contracts), and loans to participants. These investments are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

Recently Issued Accounting Pronouncements:

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance applies only when other guidance requires or permits assets or liabilities to be measured at fair value; it does not expand the use of fair value in any new circumstances. SFAS No. 157 will be effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 will not impact the amounts reported in the financial statements, however, additional disclosures will be required to describe the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the Statement of Changes in Net Assets Available for Benefits.

Reclassifications:

Certain prior year amounts have been reclassified to conform with the current years presentation.

3	Tax Status

The Internal Revenue Service has determined and informed the Company by letter dated October 4, 2005, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code.

The Plan Administrator and tax council believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
4	Collective Trust Fund with Fully Benefit-Responsive Investment Contracts

The Plan’s investment in the KeyBank EB Magic Fund (Fund) principally consists of fully benefit-responsive guaranteed investment contracts (GICs) and synthetic guaranteed investment contracts (including wrap contracts). At December 31, 2006 the Plan’s investment in the KeyBank EB Magic Fund had a fair value of $76,943,731 and contract value of $78,477,255. At December 31, 2005 the Plan’s investment in the KeyBank EB Magic Fund had a fair value of $77,307,765 and contract value of $78,488,317. The GIC investments held by the Fund represent arrangements, which guarantee a stated interest rate for the term of the contracts.

Traditional GICs are unsecured, general obligations of insurance companies. The obligation is backed by the general account assets of the insurance company that writes the investment contract. The interest crediting rate on the contract is typically fixed for the life of the investment. Separate account GICs are investments in a segregated account of assets maintained by an insurance company for the benefit of the investors. The total return of the segregated account assets supports the separate account GIC’s return. The credited rate on this product will reset periodically and it will have an interest rate of not less than 0%.
General fixed maturity synthetic GICs consist of an asset or collection of assets that are owned by the Fund and a benefit-responsive, book value wrap contract purchased for the portfolio. The crediting rate of the contract is set at the start of the contract and typically resets every quarter. The initial crediting rate for the contract is established based on the market interest rates at the time the initial asset is purchased and it will have an interest crediting rate of not less than 0%.

Constant duration synthetic GICs consist of a portfolio of securities owned by the Fund and a benefit-responsive, book value wrap contract purchased for the portfolio. The crediting rate on a constant duration synthetic GIC resets every quarter based on the book value of the contract, the market yield of the underlying assets, the market value of the underlying assets and the average duration of the underlying assets. The initial crediting rate for the contract is established based on the market interest rates at the time the underlying portfolio is first put together and it will have an interest crediting rate of not less than 0%.

The average market yield of the KeyBank EB Magic Fund for 2006 and 2005 was 4.71% and 4.54%, respectively. This yield is calculated based on actual investment income from the underlying investments for the last month of the year, annualized and divided by the fair value of the investment portfolio on the report date. The average yield of the Fund with an adjustment to reflect the actual interest rate credited to participants in the Fund was 4.63% and 4.51%, respectively.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
5	Investments
During the years ended December 31, 2006 and 2005, the Plan’s investments (including realized gains and losses on investments held for any portion of the plan year) appreciated in fair market value (contract value for fully benefit-responsive investment contracts) by the net amount of $192,441,334 and $19,851,632, respectively as follows:

	December 31,
	2006	2005
Net appreciation (depreciation) in fair value (contract value for fully benefit-responsive investment contracts) during year:
Key Corp Stock Fund	$132,754,745	$(26,813,328)
Value Fund	888,925	11,612,492
Balanced Fund	5,465,477	3,228,244
Intermediate Income Fund	(343,268)	(2,194,189)
Victory EB Magic Fund	3,657,178	3,173,557
Special Value Fund	10,983,225	5,733,248
Convertible Securities Fund	513,089	(29,731)
Growth Fund	—	(82,231)
Real Estate Investment Fund	—	(1,005,563)
Small Company Opportunity Fund	877,856	(1,537,277)
Diversified Fund	6,625,025	3,897,172
Established Value Fund	—	(258,959)
Fund for Income	—	3,947
Equity Index Fund	11,630,968	3,517,809
Money Market Collective Trust Fund	4,328,408	2,435,215
Growth Fund of America	9,405,768	15,528,610
Pimco Long-Term US Government Fund	—	3,971
Foreign Fund	4,785,390	1,582,594
MFS Ser Tri New Discovery Fund	—	(153,656)
Battery March Small Cap Stock Fund	868,548	1,209,707

	$192,441,334	$19,851,632

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
5	Investments, Continued
The Plan’s funds are invested in the various investments, including a KeyCorp Common Stock Fund, interests in mutual funds and collective trusts and loans to participants, through the Wilmington Trust Company. Investments which constitute more than 5% of the Plan’s net assets are:

	2006	2005
KeyCorp Common Stock *	$930,015,283	$882,096,206
Victory Value Fund	$178,767,403	$157,368,797
Growth Fund of America	$161,333,162	$143,167,699
Victory Diversified Stock Fund	$116,211,718	$99,050,169
Victory Special Value Fund	$120,757,314	$97,583,498

*	Nonparticipant directed
Information about net assets and the significant components of changes in net assets related to the nonparticipant-directed investment is as follows:

	December 31,
	2006	2005
Net Assets:
KeyCorp Stock Fund	$950,630,425	$896,447,343

	Year Ended
	December 31,
	2006	2005
Change in Net Assets:
Contributions	$67,980,032	$64,051,964
Dividends and interest	35,729,838	36,145,774
Participan loan repayments, including interest	4,422,439	4,545,748
New participant loans	(5,206,610)	(5,218,831)
Net realized and unrealized appreciation (depreciation)	132,754,746	(26,813,328)
Participant withdrawals	(89,467,640)	(91,413,153)
Transfers to participant-directed investments	(91,986,380)	(56,251,702)
Securities sold, not settled	(639,343)	(1,796,558)
Administrative and other expenses	(606,641)	(491,066)
Other activity, net	1,202,641	753,963

	$54,183,082	$(76,487,189)

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
6	Employee Stock Ownership Plan

The ESOP feature of the Plan was originally structured as a leveraged ESOP. Effective July 14, 2001, the leveraged feature of the ESOP terminated in conjunction with the Plan’s final ESOP loan payment.

7	Party-in-Interest Transactions

Effective March 1, 2003, Wilmington Trust Company became the single Trustee for the Plan. During 2006 and 2005, the Plan received $34,587,773 and $35,657,156, respectively, in KeyCorp common stock dividends. The Plan’s investments in mutual funds and collective trusts received $67,585,928 and $27,557,940 in investment income and capital gains distributions in 2006 and 2005, respectively. Victory Capital Management Inc., an affiliate of KeyCorp, also serves as an investment advisor to many of the Plan’s investment funds.

During the year ended December 31, 2006, 14,363 shares of common stock of Keycorp were purchased by the Plan for $503,157 and 1,927,241 shares of common stock of KeyCorp were sold by the Plan for $68,985,502.

8	Subsequent Event

KeyCorp sold two businesses in late 2006 and early 2007. Champion Mortgage (Champion), a nonprime mortgage finance business, and Champion’s loan origination platform were sold in November 2006 and February 2007, respectively. The McDonald Investments branch network business was sold in February 2007. In connection with the sales of the Champion and McDonald Investments branch network businesses, employees were permitted, but not required to take distributions from the Plan. Subsequent to year end, distributions from the Plan relating to the sale of the Champion and McDonald Investments branch network businesses totaled $77,991,123.

SUPPLEMENTAL SCHEDULES

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR
Form 5500, Schedule H, Part IV, Line 4i
KeyCorp
401(k) Savings Plan
EIN 34-6542451
Plan Number 002
December 31, 2006

	(b)	( c )
	Identity of Issue,	Description of Investment Including		(e)
	Borrower, Lessor,	Maturity Date, Rate of Interest,	(d)	Current
(a)	or Similar Party	Collateral, Par or Maturity Value	Cost **	Value
	KeyCorp Common Stock Fund
*	KeyCorp Common Stock	Common Stock	$405,850,870	$930,015,283
	Wilmington Prime Money Market Fund	Money Market Fund	19,375,817	19,375,817

	Total KeyCorp Common Stock Fund		425,226,687	949,391,100

*	Victory Value Fund	Value Fund	—	178,767,403

*	Victory Balanced Fund	Balanced Fund	—	78,432,346

	Wilmington Prime Money Market Fund	Money Market Fund	—	1,239,325

*	Victory Intermediate Income Fund	Intermediate Income Fund	—	62,550,173

* ^^	KeyBank EB Magic Fund	Stock Index fund	—	78,477,255

*	Victory Special Value Fund	Special Value Fund	—	120,757,314

*	Victory Convertible Securities Fund	Convertible Securities Fund	—	10,939,637

*	Victory Small Company Opportunity Fund	Small Company Opportunity fund	—	56,654,803

*	Victory Diversified Stock Fund	Diversified Fund	—	116,211,718

	BGI Equity Index Collective Trust Fund	Equity Index Fund	—	86,569,193

	BGI Money market Collective Trust Fund	Money Market Collective Trust Fund	—	100,301,003

	American Growth Fund of America	Growth Fund of America	—	161,333,162

	Templeton Funds Inc. Class A Foreign Fund	Foreign Fund	—	86,417,936

	KeyCorp Battery March Small Cap Stock Fund	Small Cap Stock Fund	—	23,380,130

*	Loans to participants (interest rates from 4.0% to 11.5% with various maturities)		—	39,945,169

	Total assets held for investment purposes			$2,151,367,667

*	Party-in-interest to the Plan.

**	Cost information is only required to be provided for non participant directed investments.

^^	Amount reported at contract value.

SCHEDULE OF REPORTABLE TRANSACTIONS
Form 5500, Schedule H, Part IV, Line 4j
KeyCorp
401(k) Savings Plan
EIN 34-6542451
Plan Number 002
December 31, 2006

							(h) Current
(a)					(f) Expense		Value of
Identify					Incurred		Asset on
of Party		(c) Purchase	(d) Selling	(e) Lease	with	(g) Cost of	Transaction	(i) Net Gain
Involved	(b) Description of Asset	Price	Price	Rental	Transaction	Asset	Date	(Loss)
Category (iii) — Series of transactions in excess of 5% of plan assets

Wilmington Wilmington Prime Money Market		$237,249,910	$—	$—	$—	$—	$—	$—
Wilmington Wilmington Prime Money Market		$—	$230,981,471	$—	$—	$230,981,471	$230,981,471	$—
The purchase price of securities acquired represented the fair value at the dates of the above transactions.
There were no category (i), (ii), or (iv) transactions during 2006.